Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and Reports Record Earnings in Second Quarter 2006

Houston, July 28, 2006 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable August 14, 2006 to unitholders of record on August 4, 2006.  The Partnership also reported net income for the three months ended June 30, 2006 of $70.4 million, or $0.96 per unit, compared with net income of $25.7 million, or $0.32 per unit, for the second quarter of 2005.  For the first half of 2006, net income was $151.5 million, or $2.08 per unit, compared with $53.9 million, or $0.69 per unit in the first half of 2005.

Eliminating the impact of noncash mark-to-market charges and credits, the Partnership’s adjusted net income for the second quarter of 2006 was $68.7 million, or $0.93 per unit, up from $33.4 million, or $0.44 per unit, in second quarter 2005.  Adjusted EBITDA increased to $130.3 million in the second quarter of 2006 from $93.1 million in the same quarter last year.  For the first half of 2006, adjusted net income was $122.1 million, or $1.65 per unit, compared with $68.6 million, or $0.92 per unit in the first half of 2005.  Noncash mark-to-market charges and credits arise from valuing certain of the Partnership’s hedging transactions that do not qualify for hedge accounting treatment under Statement of Financial Accounting Standard No. 133.  (See Non-GAAP Reconciliations section below.)

“The Partnership is having a solid run and generated record quarterly earnings.  In particular, new capacity at our processing plants and excellent runtime allowed us to capture strong margins that currently prevail for processing natural gas.  Utilization of our crude oil and natural gas systems was also up substantially compared with year-ago levels,” summarized Terrance L. McGill, president of the Partnership’s management company and of its general partner.

McGill continued, “We are currently implementing the largest capital expansion in the Partnership’s history.  Our two flagship projects are well underway.  The East Texas system expansion and extension will serve growing production of unconventional gas in East and North Texas.  The Southern Access expansion will link increasing supply with expanding markets for Canadian oil sands production.  When complete, the projects under development are expected to increase cash flow available for distribution to our partners.”

The Partnership also reported progress on its key crude oil transportation and storage projects:

•                  The $1.3 billion Southern Access Expansion is proceeding on schedule.  The expansion is designed to add 400,000 barrels per day (bpd) of capacity on the Lakehead system for delivery of heavy crude oil to the Chicago area.  Nearly one-half of the incremental capacity will be available in early 2008, with the remainder available in early 2009.

•                  The Partnership recently obtained support from its shippers and the Canadian Association of Petroleum Producers to increase the pipe size for Southern Access from 36-inch to 42-inch diameter.  The Partnership will be financially responsible for this component of the project in anticipation of benefit from future expansions.  Approximately $157 million of the capital cost estimate for Southern Access relates to this increase in pipe size.

•                  Enbridge Inc. recently announced that it will proceed with its Southern Access Extension.  The new pipeline will provide 400,000 bpd of crude oil delivery capacity from the Partnership’s future terminal at Flanagan, Illinois to the pipe line hub at Patoka, Illinois.  The new line is scheduled to start service in 2009 and is expected to draw additional volumes through the Partnership’s mainline crude oil system.

•                  Given long lead times to develop major pipeline projects, the Partnership together with Enbridge Inc., are in discussions with western Canadian producers regarding crude oil transportation infrastructure requirements beyond 2009.  The most definitive proposal to emerge so far is the Alberta Clipper project, a proposed new pipeline between Hardisty, Alberta and Superior, Wisconsin to increase capacity initially by 400,000 bpd.  The Partnership would undertake the U.S. portion of Alberta Clipper, together with addition of pumping power to the Southern Access 42-inch line to extend the additional capacity through to Flanagan, at an estimated cost of $0.7 billion (in 2006 dollars).  The Partnership and Enbridge are seeking broad industry support to develop the project as an expansion of the existing common carrier mainline system.  Alternatively, sufficient support appears to exist among individual producers to develop the project as a contract pipeline, if required.

•                  With crude oil production increasing in the Williston Basin, almost all producers in the area have declared support for a $70 million expansion of the North Dakota System.  This will add 30,000 bpd of mainline throughput capacity and expand the system’s feeder segment by the latter half of 2007.

•                  Construction is underway on projects totaling $53 million to add 3.3 million barrels of commercial crude oil storage at the Cushing, Oklahoma terminal for service in late 2006.  Contracting was recently completed to add a further 1.7 million barrels of commercial storage by early 2008 at a capital cost of $35 million.

The Partnership is also developing a number of organic growth opportunities on its natural gas systems and significant recent developments include:

•                  The East Texas System expansion and extension has been under construction since January and will be completed in stages during 2007.  The extension component of the project involves a new 36” diameter 700 MMcfd pipeline to transport growing natural gas production in East Texas to markets in southeastern Texas and to interconnects with several interstate pipelines.  The expansion component of the project involves treating facilities and connecting pipelines to support the new intrastate pipeline.  Volume and acreage dedications for the new system continue to increase and are expected to exceed 550 MMcfd.  The project capital cost is estimated at approximately $610 million.

•                  The $20 million North Texas Link was recently completed, which links the Partnership’s North Texas facilities and East Texas transmission line via a third-party pipeline on which the Partnership has a firm transportation commitment.  The service provides increased market optionality for up to 100,000 MMBtu/d of gas production from North Texas.

•                  Construction of the $74 million East Texas Treating and Processing project is nearing completion, with commissioning of the 125 MMcfd Henderson processing plant expected later in the third quarter.  Projects totaling approximately $80 million are underway to add 125 MMcfd of processing capacity for the Anadarko System and 35 MMcfd for the North Texas System in the first quarter of 2007.

REVISED OUTLOOK FOR 2006

The Partnership’s financial results were stronger than expected in the first half of 2006, driven primarily by very healthy natural gas processing margins and improved liquids systems performance.  As a result, Enbridge Partners now estimates that its full year adjusted operating income will be between $315 and $335 million in 2006 and that depreciation will be approximately $140 million.  Adjusted net income is estimated to increase to between $210 and $230 million for the year.  These estimates exclude any impact from noncash mark-to-market gains and losses under SFAS 133.

COMPARATIVE EARNINGS STATEMENT

(unaudited, dollars in millions except per	Three Months Ended June 30,		Six Months Ended June 30,
unit amounts)	2006	2005	2006	2005
Operating revenue	$1,424.7	$1,332.7	$3,313.3	$2,582.8
Operating expenses:
Cost of natural gas	(1,185.6)	(1,150.4)	(2,833.3)	(2,222.6)
Operating and administrative	(87.3)	(80.4)	(161.2)	(154.8)
Power	(24.2)	(17.2)	(50.5)	(34.2)
Depreciation and amortization	(34.0)	(34.1)	(66.7)	(67.4)
Operating income	$93.6	$50.6	$201.6	$103.8
Interest expense	(27.6)	(25.6)	(55.5)	(51.2)
Interest and other income	4.4	0.7	5.4	1.3
Net income	$70.4	$25.7	$151.5	$53.9
Allocations to General Partner	(7.2)	(5.8)	(14.4)	(11.8)
Net income allocable to Limited Partners	$63.2	$19.9	$137.1	$42.1
Weighted average units (millions)	65.9	61.9	65.8	61.3
Net income per unit (dollars)	$0.96	$0.32	$2.08	$0.69

Liquids – Comparing year-over-year Liquids segment results for the second quarter, operating income increased $19.6 million to $49.7 million.  This was driven by a $22.4 million rise in operating revenue, which was mostly attributable to higher volumes on the Lakehead system now that crude supply has been restored with the completed repair and expansion of a major oil sands plant that was damaged by a fire in early January 2005.  An increase in average tariffs, primarily due to the annual index rate increase, which became effective on July 1, 2005, contributed to higher revenues as did longer hauls on the Lakehead system and higher fees on contract storage.

Power costs were $7.0 million higher due to increased volumes on the Lakehead system and to a lesser extent an increase in power rates.  A $2.4 million decrease in operating expenses was due to a decrease in oil measurement losses, partially offset by higher workforce related costs.

Deliveries for the three Liquids systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2006	2005	2006	2005
Lakehead	1,482	1,329	1,495	1,333
Mid-Continent	260	226	248	208
North Dakota	92	89	91	89
Total	1,834	1,644	1,834	1,630

Natural Gas – Year-over-year second quarter results for the Natural Gas segment saw an increase of $13.0 million in adjusted operating income to $42.4 million (operating income is reconciled to adjusted operating income below):

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2006	2005	2006	2005
Operating income	$38.7	$24.7	$75.9	$47.1
Noncash derivative fair value losses	3.7	4.7	1.9	13.1
Adjusted operating income	$42.4	$29.4	$77.8	$60.2

On an adjusted basis, operating revenue less cost of natural gas increased $23.8 million, partially due to new processing capacity on the Anadarko system and improved gas processing margins.  Also contributing to the increase was a 13 percent growth in average daily volumes on the major natural gas systems.  The throughput growth was due to additional wellhead supply contracts on the East Texas and Anadarko systems and associated fees and margin.  The increase in contracts stemmed from strong drilling activity in the Anadarko Basin and East Texas Bossier trend.  Operating costs increased by $9.1 million over the second quarter of 2005.  The increase came from those costs which are mostly variable with higher volumes including increased workforce-related costs.  Average daily volumes for the major natural gas systems were:

	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu per day)	2006	2005	2006	2005
East Texas	1,012,000	833,000	966,000	810,000
Anadarko	568,000	478,000	565,000	465,000
North Texas	283,000	260,000	281,000	262,000
South Texas	—	34,000	—	36,000
UTOS	188,000	191,000	193,000	194,000
Midla	131,000	107,000	107,000	106,000
AlaTenn	34,000	53,000	44,000	68,000
KPC	27,000	19,000	37,000	39,000
Bamagas	83,000	9,000	60,000	11,000
Other Major Intrastates	153,000	209,000	155,000	215,000
Major Systems Total	2,479,000	2,193,000	2,408,000	2,206,000

Marketing – The Marketing segment reported adjusted operating income of $0.6 million in the second quarter, compared with an adjusted operating loss of $0.1 million in the second quarter of 2005 (operating income is reconciled to adjusted operating income below):

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2006	2005	2006	2005
Operating income	$6.0	$(3.1)	$25.6	$(1.7)
Noncash derivative fair value (gains) losses*	(5.4)	3.0	(31.3)	1.6
Adjusted operating income (loss)	$0.6	$(0.1)	$(5.7)	$(0.1)

  * Excludes $2.1 million in cash losses recognized in second quarter 2005.

The results this quarter included a $1.7 million write-down of natural gas inventory.  This was precipitated by a decline in natural gas prices, which resulted in the market value of gas in storage being less than its recorded value using the weighted average price of gas purchases.  Accounting rules require that inventory be valued at the lower of cost or market, therefore, the inventory value was written down.  Since future sales are hedged, the majority of this loss is expected to be recovered when the natural gas inventory is sold at various future dates.

Partnership Financing – Comparing second quarter 2006 with the same quarter in 2005, interest expense increased by $2.0 million, to $27.6 million.  This is primarily due to higher debt balances and interest rates partially offset by higher interest capitalized to construction projects during the second quarter of 2006.  Weighted average units outstanding for the second quarter increased to 65.9 from 61.9 million units, due to additional partners’ capital raised for acquisitions and expansions over the past year.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable August 14, 2006 to shareholders of record on August 4, 2006.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on August 2, 2006.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Monday, July 31, 2006.  Interested parties may watch the live webcast at the link provided below.  A replay will be available shortly afterward.  Presentation slides and condensed unaudited financial statements will be available at the link below, ahead of the web presentation.

EEP Earnings Release:	www.enbridgepartners.com/Q/
Alternate Webcast Link:	www.vcall.com/IC/CEPage.asp?ID=106861

The audio portion of the presentation will be accessible by telephone at (877) 407-0782 and can be replayed until August 13, 2006 by calling (877) 660-6853 and entering Conference Account 286, ID 208714.  An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income is provided to illustrate trends in net income excluding derivative fair value losses and gains that affect earnings but do not impact cash flow.  These noncash losses and gains result from marking-to-market certain financial derivatives used by the Partnership for hedging purposes that, nevertheless, do not qualify for hedge accounting treatment as prescribed by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(unaudited, dollars in millions except per unit	Three Months Ended June 30,		Six Months Ended June 30,
amounts)	2006	2005	2006	2005
Net income	$70.4	$25.7	$151.5	$53.9
Noncash derivative fair value (gains) losses
-Natural Gas	3.7	4.7	1.9	13.1
-Marketing*	(5.4)	3.0	(31.3)	1.6
Adjusted net income	68.7	33.4	122.1	68.6
Allocations to General Partner	(7.2)	(6.0)	(13.8)	(12.1)
Adjusted net income allocable to Limited Partners	61.5	27.4	108.3	56.5
Weighted average units (millions)	65.9	61.9	65.8	61.3
Adjusted net income per unit (dollars)	$0.93	$0.44	$1.65	$0.92

  * Excludes $2.1 million in cash losses recognized in second quarter 2005.

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized by generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2006	2005	2006	2005
Net cash provided by operating activities	$70.6	$34.4	$167.0	$123.7
Changes in operating assets and liabilities, net of cash acquired	34.2	35.2	22.8	14.1
Interest expense	27.6	25.6	55.5	51.2
Other*	(2.1)	(2.1)	(1.0)	(1.8)
Adjusted EBITDA	$130.3	$93.1	$244.3	$187.2

 * Includes $2.1 million in cash losses recognized in second quarter 2005.

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel; and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the U.S.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 10 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 18 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE/TSX:ENB) (www.enbridge.com) is the general partner and holds an approximate 11 percent effective interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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